Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS FOURTH QUARTER FINANCIAL RESULTS

January 28, 2019

McKINNEY, Texas, January 28, 2019 /GlobeNewswire/ -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income of $34.0 million, or $1.11 per diluted share, for the quarter ended December 31, 2018 compared to $19.2 million, or $0.68 per diluted share, for the quarter ended December 31, 2017 and $35.7 million, or $1.17 per diluted share, for the quarter ended September 30, 2018.

For the year ended December 31, 2018, the Company reported net income of $128.3 million, or $4.33 per diluted share, compared to $76.5 million, or $2.97 per diluted share, for the year ended December 31, 2017, a 68% increase.
For 2018, net income and earnings per share were positively impacted by the 14% reduction of the corporate U.S. statutory federal tax rate from 35% to 21% as a result of the enactment of the Tax Cuts and Jobs Act (TCJA), which became effective January 1, 2018.

Highlights

•	Completed the Guaranty Bancorp acquisition as scheduled on January 1, 2019, on the terms and with the exchange ratio originally announced

•	Focused efforts on integration of the Guaranty acquisition, emphasizing execution of cost saves coupled with a balanced investment in infrastructure and leveraging of Guaranty's personnel and systems

•	Managed total assets to be less than $10 billion at December 31, 2018, delaying the impact of the Durbin amendment limitation on interchange fees until July 2020

•	Solid earnings of $34.0 million, or $1.11 per diluted share and adjusted (non-GAAP) net income of $34.1 million, or $1.12 per diluted share

•	Organic loan growth of 12% for 2018

•	Continued strong asset quality with all credit metrics remaining at historically low levels

•	Established a $75 million Share Repurchase Program and announced plans to increase the quarterly dividend to $0.25 per share in the first quarter 2019

“2018 was another great year for our company,” said Independent Bank Group Chairman and CEO David R. Brooks. “We reported another year of record earnings, driven by strong loan growth and supported by continued excellent credit metrics. These results allowed us to establish a share repurchase program and announce plans to increase our quarterly dividend, reflecting our continuing commitment to enhancing shareholder value.” Brooks continued, “We are especially pleased to have completed the Guaranty acquisition on time and on the announced terms despite the market volatility seen in the fourth quarter. Through the acquisition of this premier Colorado franchise, we have established a major presence in the Denver market. Our primary focus for 2019 will be to successfully execute on the integration of this acquisition.”

Fourth Quarter 2018 Operating Results

Net Interest Income

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Net interest income was $87.1 million for fourth quarter 2018 compared to $75.3 million for fourth quarter 2017 and $86.3 million for third quarter 2018. The increase in net interest income from the previous year was primarily due to increased average earning assets resulting from organic growth and the acquisition of Integrity Bancshares, as well as overall higher interest rates due to a rising rate environment. The increase from the linked quarter is primarily a result of organic loan growth. During the fourth quarter 2018, liquid assets were redeployed to loans and total growth was limited as part of plan to maintain assets below $10 billion.

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The average balance of total interest-earning assets grew by $1.2 billion and totaled $8.7 billion at December 31, 2018 compared to $7.5 billion at December 31, 2017 and was unchanged compared to September 30, 2018. The increase from the prior year was due primarily to organic growth as well as $718.9 million in earning assets acquired in the Integrity transaction.

•
The yield on interest-earning assets was 5.15% for fourth quarter 2018 compared to 4.61% for fourth quarter 2017 and 4.99% for third quarter 2018. The increase from the prior year and linked quarter was due primarily to higher rates on interest-earning assets due to continued increases in the Fed Funds rate during these periods. In addition, the increase was due to a shift in the earning asset mix from interest-bearing deposits to higher yielding loans and taxable securities.

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The cost of interest-bearing liabilities, including borrowings, was 1.64% for fourth quarter 2018 compared to 0.89% for fourth quarter 2017 and 1.47% for third quarter 2018. The increases from the prior year and linked quarter were primarily due to higher rates offered on our deposits, primarily commercial money market accounts and certificates of deposit, resulting both from market competition and general increases in interest rates on deposit products tied to Fed Funds rates. In addition, rate increases on short-term FHLB advances and junior subordinated debt impacted interest expense.

•
The net interest margin was 3.98% for fourth quarter 2018 compared to 3.97% for fourth quarter 2017 and 3.94% for third quarter 2018. The adjusted (non-GAAP) net interest margin, which excludes purchased loan accretion, was 3.93% for fourth quarter 2018 compared to 3.84% for fourth quarter 2017 and 3.89% for third quarter 2018. The increase in the net interest margin from the prior year and linked quarter was primarily due to the multiple increases in the Fed Funds target rate as well as earning assets shifting from cash to loans.

Noninterest Income

•	Total noninterest income decreased $3.7 million compared to fourth quarter 2017 and decreased $2.9 million compared to third quarter 2018.

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The decrease from the prior year primarily reflects decreases of $3.0 million in gain on sale of nine Colorado branches and $1.0 million in gain on sale of repossessed assets, offset by an increase of $445 thousand in other noninterest income, primarily an increase in correspondent bank earnings credit of $359 thousand.

•
The decrease from the linked quarter primarily reflects decreases of $1.7 million in mortgage banking revenue and $792 thousand in other noninterest income primarily resulting from decreases in merchant income of $184 thousand, swap dealer income of $125 thousand and acquired loan recoveries of $121 thousand. The bank recorded $1.6 million of income related to the mortgage hedging strategy in third quarter 2018 compared to $394 thousand in fourth quarter 2018.

Noninterest Expense

•	Total noninterest expense increased $2.3 million compared to fourth quarter 2017 and decreased $807 thousand compared to third quarter 2018.

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The increase in expense compared to fourth quarter 2017 is due primarily to increases of $3.5 million in salaries and benefits, $811 thousand in occupancy expenses, $745 thousand in data processing, and $1.7 million in other noninterest expense, offset by a decrease of $4.2 million in acquisition expenses. The overall increase in salaries and benefits, occupancy and data processing from the prior year is reflective of additional headcount, branch locations and accounts acquired in the Integrity acquisition as well as organic growth during the year. The increase in other noninterest expense is primarily due to higher deposit- and loan-related expenses for the year over year period. Fourth quarter 2017 acquisition expenses were elevated due to professional fees and contract termination fees, conversion expenses and branch restructuring expenses incurred relating to the 2017 Carlile acquisition.

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The decrease from the linked quarter is primarily related to decreases of $1.2 million in acquisition expenses and $489 thousand in salaries and benefits, offset by an increase of $824 thousand in other noninterest expense. Acquisition expense was elevated in the linked quarter primarily due to professional fees and conversion-related expenses related to the Integrity transaction and professional fees related to the pending Guaranty transaction. Salaries and benefits expense was elevated in the linked quarter due to retention and conversion bonuses paid related to the Integrity acquisition. The increase in other noninterest expense is primarily due to increased FDIC insurance premiums of $333 thousand and higher deposit- and loan-related expenses.

Provision for Loan Losses

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Provision for loan loss was $2.9 million for fourth quarter 2018, an increase of $1.0 million compared to $1.9 million for fourth quarter 2017 and an increase of $1.4 million compared to $1.5 million for third quarter 2018. Provision expense is primarily reflective of organic loan growth as well as charge-offs or specific reserves taken during the respective period.

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The allowance for loan losses was $44.8 million, or 0.58% of total loans at December 31, 2018, compared to $39.4 million, or 0.62% of total loans at December 31, 2017, and compared to $42.2 million, or 0.56% of total loans, at September 30, 2018. The dollar increases from prior periods are primarily due to additional general reserves for organic loan growth. In addition, the decrease in the allowance for loan losses as a percentage of loans from prior year reflects that loans acquired in the Integrity transaction were recorded at fair value without an allowance at acquisition date.

Income Taxes

•
Federal income tax expense of $8.3 million was recorded for the quarter ended December 31, 2018, an effective rate of 19.6% compared to tax expense of $18.2 million and an effective rate of 48.7% for the quarter ended December 31, 2017 and tax expense of $9.1 million and an effective rate of 20.4% for the quarter ended September 30, 2018. The lower tax rate in third and fourth quarter 2018 is primarily due to the reduction of the corporate U.S. statutory federal income tax rate from 35% to 21% as a result of the TCJA. The higher tax rate in fourth quarter 2017 was primarily due to a $5.5 million charge to remeasure deferred taxes as a result of the enactment of the TCJA.

Fourth Quarter 2018 Balance Sheet Highlights

Loans

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Total loans held for investment, net of mortgage warehouse purchase loans, were $7.7 billion at December 31, 2018 compared to $7.6 billion at September 30, 2018 and $6.3 billion at December 31, 2017. Loans held for investment increased $163.4 million, or 2.2% for the quarter. Loans held for investment increased $1.4 billion from December 31, 2017, or 22.3%, $651.8 million of which was acquired in the Integrity acquisition and $756.2 million of which was organic growth, or 12.0% for the year. Organic loan growth for the fourth quarter was 8.6% on an annualized basis.

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Average mortgage warehouse purchase loans were $120.9 million for the quarter ended December 31, 2018 compared to $136.1 million for the quarter ended September 30, 2018, representing a decrease of $15.2 million, or 11.1% for the quarter, and compared to $159.2 million for the quarter ended December 31, 2017, a decrease of $38.3 million, or 24.1% year over year. The change from the linked quarter and prior year quarter is reflective of decreased mortgage loan market activity during the respective periods.

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Commercial real estate (CRE) loans were $4.1 billion at December 31, 2018 compared to $4.0 billion at September 30, 2018 and $3.4 billion at December 31, 2017, or 52.3%, 51.7% and 51.7% of total loans, respectively.

Asset Quality

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Total nonperforming assets increased to $16.9 million, or 0.17% of total assets at December 31, 2018, from $15.4 million, or 0.16% of total assets at September 30, 2018, and decreased from $22.7 million, or 0.26% of total assets at December 31, 2017.

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Total nonperforming loans increased to $12.6 million, or 0.16% of total loans at December 31, 2018, from $10.7 million, or 0.14% of total loans at September 30, 2018, and decreased from $15.4 million, or 0.24% of total loans at December 31, 2017.

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The net increase in nonperforming assets and nonperforming loans from the linked quarter is primarily due to the addition of two single-family interim construction loans totaling $3.6 million placed on nonaccrual status, offset by four nonaccrual loan payoffs totaling $1.4 million, as well as the disposition of $410 thousand of other real estate owned during the quarter.

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The decrease in nonperforming assets and nonperforming loans from the prior year is primarily due to a net decrease in nonaccrual loans of $2.2 million, and a $554 thousand troubled debt restructured loan payoff, as well as other real estate owned dispositions totaling $2.9 million for the year over year period.

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Charge-offs were 0.01% annualized in the fourth quarter 2018 compared to 0.14% annualized in the linked quarter and 0.02% annualized in the prior year quarter. Charge-offs were elevated in the linked quarter primarily due to a $2.5 million partial charge-off of an energy loan.

Deposits and Borrowings

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Total deposits were $7.7 billion at December 31, 2018 compared to $7.8 billion at September 30, 2018 and compared to $6.6 billion at December 31, 2017. The increase in deposits from the prior year is primarily due to organic growth as well as $593 million in deposits acquired in the Integrity transaction. The decrease in deposits from the linked quarter is related to the strategy to maintain total assets below $10 billion at December 31, 2018.

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Total borrowings (other than junior subordinated debentures) were $427.3 million at December 31, 2018, a decrease of $54.9 million from September 30, 2018 and a decrease of $240.3 million from December 31, 2017. The change in the linked quarter and prior year reflects the use of short-term FHLB advances as needed for liquidity and balance sheet management.

Capital

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Book value and tangible book value per common share (non-GAAP) increased to $52.50 and $27.44, respectively, at December 31, 2018 compared to $51.42 and $26.21, respectively, at September 30, 2018 and compared to $47.28 and $23.76, respectively, at December 31, 2017. The increase from prior year is due to the retention of earnings and the additional capital from the Integrity acquisition in second quarter 2018. The increase from the linked quarter is due to the retention of earnings.

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Independent Bank Group is well capitalized under regulatory guidelines. At December 31, 2018, our estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 10.05%, 9.57%, 10.41% and 12.58%, respectively, compared to 9.83%, 9.20%, 10.20%, and 12.38%, respectively, at September 30, 2018.

Recent Acquisition

Effective January 1, 2019, the Company completed the acquisition of Guaranty Bancorp (GBNK) and its subsidiary, Guaranty Bank and Trust Company. The financial effect of the acquisition is not reflected in the foregoing description of earnings or the accompanying financial information.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the year ended December 31, 2018 on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2018 and will adjust amounts preliminarily reported, if necessary.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Fort Worth, Austin and Houston, Texas and the Colorado Front Range areas.

Conference Call

A conference call covering Independent Bank Group’s fourth quarter earnings announcement will be held on Tuesday, January 29, 2019 at 8:30 a.m. (EDT) and can be accessed by the webcast link, https://edge.media-server.com/m6/p/3w4nqwqi, or by calling 1-877-303-7611 and by identifying the conference ID number 4765978. The conference materials will also be available by accessing the Investor Relations page of our website, www.ibtx.com. A recording of the conference call and the conference materials will be available from January 29, 2019 through February 5, 2019 on our website.

Forward-Looking Statements

The numbers as of and for the quarter ended December 31, 2018 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of the Company or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on the Company's current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect our future financial results and performance and could cause such results or performance to differ materially from those expressed in forward looking statements. These factors include, but are not limited to, the following: (1) the Company’s ability to sustain its current internal growth rate and total growth rate; (2) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; (3) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; (4) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; (5) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; (6) changes in asset quality, including increases in default rates and loans and higher levels of nonperforming loans and loan charge-offs; (7) concentration of the loan portfolio of Independent Bank, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; (8) the ability of Independent Bank to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and presenting acceptable investment risks;

(9) inaccuracy of the assumptions and estimates that the managements of Independent Bank and the financial institutions that it acquires make in establishing reserves for probable loan losses and other estimates; (10) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity, that the Company currently has; (11) material increases or decreases in the amount of deposits held by Independent Bank or other financial institutions that the Company acquires and the cost of those deposits; (12) the Company’s access to the debt and equity markets and the overall cost of funding its operations; (13) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; (14) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Bank and the financial institutions that the Company acquires and the net interest income of each of Independent Bank and the financial institutions that the Company acquires; (15) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; (16) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; (17) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one of more of the Company, Independent Bank and financial institutions that the Company acquires or to which any of such entities is subject; (18) the occurrence of market conditions adversely affecting the financial industry generally; (19) the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies; (20) changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, or PCAOB, as the case may be; (21) governmental monetary and fiscal policies; (22) changes in the scope and cost of FDIC insurance and other coverage; (23) the effects of war or other conflicts, acts of terrorism (including cyber attacks) or other catastrophic events, including storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; (24) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, it is unable to realize those cost savings as soon as expected, or it incurs additional or unexpected costs; (25) the Company’s revenues after previous or future acquisitions are less than expected; (26) the liquidity of, and changes in the amounts and sources of liquidity available to, the Company, before and after the acquisition of any financial institutions that the Company acquires; (27) deposit attrition, operating costs, customer loss and business disruption before and after the Company’s completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; (28) the effects of the combination of the operations of financial institutions that the Company acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Bank, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time-consuming or costly than expected or not yielding the cost savings that the Company expects; (29) the impact of investments that the Company or Independent Bank may have made or may make and the changes in the value of those investments; (30) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than the Company determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of loan loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; (31) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in its markets and to enter new markets; (32) technology-related changes are harder to make or are more expensive than expected; (33) attacks on the security of, and breaches of, the Company or Independent Bank’s digital information systems, the costs the Company or Independent Bank incur to provide security against such attacks and any costs and liability the Company or Independent Bank incurs in connection with any breach of those systems; (34) the potential impact of technology and “FinTech” entities on the banking industry generally; (35) our success at managing the risks involved in the foregoing items; and (36) the other factors that are described in the Company’s Annual Report on Form 10-K filed on February 27, 2018, under the heading “Risk Factors”, and other reports and statements filed by the Company with the SEC as well as those described in Guaranty Bancorp's Annual Report on Form 10-K filed on February 28, 2018, and other reports and statements filed by Guaranty Bancorp with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income”, "adjusted earnings", “tangible book value”, “tangible book value per common share”, “adjusted efficiency ratio”, “tangible common equity to tangible assets”, “adjusted net interest margin”, "return on tangible equity", “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, core deposit intangibles and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non- GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com	Mark Haynie Executive Vice President and General Counsel (972) 562-9004 mhaynie@ibtx.com

Media:

Peggy Smolen Senior Vice President, Marketing & Communications Director (972) 562-9004 psmolen@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018 and December 31, 2017
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Selected Income Statement Data
Interest income	$112,805	$109,289	$97,082	$88,114	$87,420
Interest expense	25,697	23,021	18,173	14,147	12,166
Net interest income	87,108	86,268	78,909	73,967	75,254
Provision for loan losses	2,910	1,525	2,730	2,695	1,897
Net interest income after provision for loan losses	84,198	84,743	76,179	71,272	73,357
Noninterest income	9,887	12,749	10,133	9,455	13,579
Noninterest expense	51,848	52,655	49,158	44,958	49,553
Income tax expense	8,273	9,141	7,519	6,805	18,190
Net income	33,964	35,696	29,635	28,964	19,193
Adjusted net income (1)	34,120	36,593	32,239	29,231	25,313

Per Share Data (Common Stock)
Earnings:
Basic	$1.11	$1.17	$1.02	$1.02	$0.69
Diluted	1.11	1.17	1.02	1.02	0.68
Adjusted earnings:
Basic (1)	1.12	1.20	1.11	1.03	0.91
Diluted (1)	1.12	1.20	1.11	1.03	0.90
Dividends	0.14	0.14	0.14	0.12	0.10
Book value	52.50	51.42	50.49	47.76	47.28
Tangible book value (1)	27.44	26.21	25.23	24.37	23.76
Common shares outstanding	30,600,582	30,477,648	30,468,413	28,362,973	28,254,893
Weighted average basic shares outstanding (3)	30,503,062	30,473,603	29,065,426	28,320,792	27,933,201
Weighted average diluted shares outstanding (3)	30,503,062	30,563,717	29,157,817	28,426,145	28,041,371

Selected Period End Balance Sheet Data
Total assets	$9,849,965	$9,891,464	$10,017,037	$8,811,014	$8,684,463
Cash and cash equivalents	130,779	290,170	447,049	398,102	431,102
Securities available for sale	685,350	760,995	791,065	762,662	763,002
Loans held for sale	32,727	27,730	30,056	28,017	39,202
Loans held for investment, excluding mortgage warehouse purchase loans	7,717,510	7,554,124	7,479,977	6,527,681	6,309,549
Mortgage warehouse purchase loans	170,290	150,267	164,790	124,700	164,694
Allowance for loan losses	44,802	42,166	43,308	41,960	39,402
Goodwill and core deposit intangible	766,839	768,317	769,630	663,371	664,702
Other real estate owned	4,200	4,610	4,200	5,463	7,126
Noninterest-bearing deposits	2,145,930	2,235,377	2,170,639	1,836,929	1,907,770
Interest-bearing deposits	5,591,864	5,547,475	5,362,766	4,957,731	4,725,052
Borrowings (other than junior subordinated debentures)	427,316	482,207	887,724	617,636	667,578
Junior subordinated debentures	27,852	27,803	27,753	27,704	27,654
Total stockholders' equity	1,606,433	1,567,184	1,538,269	1,354,699	1,336,018

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018 and December 31, 2017
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Selected Performance Metrics
Return on average assets	1.34%	1.41%	1.30%	1.35%	0.87%
Return on average equity	8.51	9.11	8.38	8.72	5.79
Return on tangible equity (4)	16.52	18.01	16.49	17.19	11.72
Adjusted return on average assets (1)	1.35	1.45	1.41	1.37	1.15
Adjusted return on average equity (1)	8.55	9.34	9.12	8.80	7.64
Adjusted return on tangible equity (1) (4)	16.60	18.47	17.94	17.34	15.46
Net interest margin	3.98	3.94	3.97	4.00	3.97
Adjusted net interest margin (2)	3.93	3.89	3.93	3.96	3.84
Efficiency ratio	51.91	51.64	53.64	52.30	54.29
Adjusted efficiency ratio (1)	51.26	49.77	49.50	51.40	50.06

Credit Quality Ratios (5)
Nonperforming assets to total assets	0.17%	0.16%	0.17%	0.23%	0.26%
Nonperforming loans to total loans held for investment (6)	0.16	0.14	0.17	0.23	0.24
Nonperforming assets to total loans held for investment and other real estate (6)	0.22	0.20	0.23	0.31	0.36
Allowance for loan losses to non-performing loans	354.73	395.37	344.70	281.20	255.62
Allowance for loan losses to total loans held for investment (6)	0.58	0.56	0.58	0.64	0.62
Net charge-offs to average loans outstanding (annualized)	0.01	0.14	0.08	0.01	0.02

Capital Ratios
Estimated common equity tier 1 capital to risk-weighted assets	10.05%	9.83%	9.31%	9.59%	9.61%
Estimated tier 1 capital to average assets	9.57	9.20	9.71	9.18	8.92
Estimated tier 1 capital to risk-weighted assets	10.41	10.20	9.67	10.00	10.05
Estimated total capital to risk-weighted assets	12.58	12.38	11.85	12.48	12.56
Total stockholders' equity to total assets	16.31	15.84	15.36	15.38	15.38
Tangible common equity to tangible assets (1)	9.24	8.76	8.31	8.49	8.37
(1) Non-GAAP financial measure. See reconciliation.
(2) Non-GAAP financial measure. Excludes income recognized on acquired loans of $967, $1,051, $954, $739 and $2,463, respectively.
(3) Total number of shares includes participating shares (those with dividend rights).
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net core deposit intangibles.
(5) Nonperforming loans and assets excludes loans acquired with deteriorated credit quality
(6) Excludes mortgage warehouse purchase loans.

Independent Bank Group, Inc. and Subsidiaries
Annual Selected Financial Information
Years Ended December 31, 2018 and 2017
(Unaudited)

	Years Ended December 31,
	2018	2017
Per Share Data
Net income - basic	$4.33	$2.98
Net income - diluted	4.33	2.97
Cash dividends	0.54	0.40
Book value	52.50	47.28

Outstanding Shares
Period-end shares	30,600,582	28,254,893
Weighted average shares - basic	29,599,119	25,636,292
Weighted average shares - diluted	29,599,119	25,742,362

Selected Annual Ratios
Return on average assets	1.35%	0.96%
Return on average equity	8.69	6.71
Net interest margin	3.97	3.84

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three Months and Years Ended December 31, 2018 and 2017
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Interest income:
Interest and fees on loans	$106,798	$82,094	$384,791	$290,357
Interest on taxable securities	3,763	2,623	14,007	8,229
Interest on nontaxable securities	1,105	1,220	4,580	3,877
Interest on interest-bearing deposits and other	1,139	1,483	3,912	5,451
Total interest income	112,805	87,420	407,290	307,914
Interest expense:
Interest on deposits	20,761	8,475	60,767	28,518
Interest on FHLB advances	2,410	1,587	10,264	5,858
Interest on repurchase agreements and other borrowings	2,099	1,761	8,398	6,898
Interest on junior subordinated debentures	427	343	1,609	1,162
Total interest expense	25,697	12,166	81,038	42,436
Net interest income	87,108	75,254	326,252	265,478
Provision for loan losses	2,910	1,897	9,860	8,265
Net interest income after provision for loan losses	84,198	73,357	316,392	257,213
Noninterest income:
Service charges on deposit accounts	3,617	3,591	14,224	12,955
Mortgage banking revenue	3,378	3,432	15,512	13,755
Gain on sale of loans	—	—	—	351
Gain on sale of branches	—	3,044	—	2,917
Gain (loss) on sale of other real estate	56	(124)	269	(160)
Gain on sale of repossessed assets	—	1,000	—	1,010
(Loss) gain on sale of securities available for sale	(232)	72	(581)	124
(Loss) gain on sale of premises and equipment	—	(6)	123	(21)
Increase in cash surrender value of BOLI	842	789	3,170	2,748
Other	2,226	1,781	9,507	7,608
Total noninterest income	9,887	13,579	42,224	41,287
Noninterest expense:
Salaries and employee benefits	29,625	26,131	111,697	95,741
Occupancy	6,491	5,680	24,786	22,079
Data processing	2,893	2,148	10,754	8,597
FDIC assessment	1,093	1,155	3,306	4,311
Advertising and public relations	607	458	1,907	1,452
Communications	809	762	3,353	2,860
Other real estate owned expenses, net	47	81	318	304
Impairment of other real estate	—	375	85	1,412
Core deposit intangible amortization	1,496	1,328	5,739	4,639
Professional fees	1,129	1,352	4,556	4,564
Acquisition expense, including legal	486	4,651	6,157	12,898
Other	7,172	5,432	25,961	17,956
Total noninterest expense	51,848	49,553	198,619	176,813
Income before taxes	42,237	37,383	159,997	121,687
Income tax expense	8,273	18,190	31,738	45,175
Net income	$33,964	$19,193	$128,259	$76,512

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2018 and 2017
(Dollars in thousands)
(Unaudited)

	December 31,
Assets	2018	2017
Cash and due from banks	$102,024	$187,574
Interest-bearing deposits in other banks	28,755	243,528
Cash and cash equivalents	130,779	431,102
Certificates of deposit held in other banks	1,225	12,985
Securities available for sale, at fair value	685,350	763,002
Loans held for sale	32,727	39,202
Loans, net	7,839,695	6,432,273
Premises and equipment, net	167,866	147,835
Other real estate owned	4,200	7,126
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	26,870	29,184
Bank-owned life insurance (BOLI)	129,521	113,170
Deferred tax asset	13,180	9,763
Goodwill	721,797	621,458
Core deposit intangible, net	45,042	43,244
Other assets	51,713	34,119
Total assets	$9,849,965	$8,684,463

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$2,145,930	$1,907,770
Interest-bearing	5,591,864	4,725,052
Total deposits	7,737,794	6,632,822
FHLB advances	290,000	530,667
Other borrowings	137,316	136,911
Junior subordinated debentures	27,852	27,654
Other liabilities	50,570	20,391
Total liabilities	8,243,532	7,348,445
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	306	283
Additional paid-in capital	1,317,616	1,151,990
Retained earnings	296,816	184,232
Accumulated other comprehensive loss	(8,305)	(487)
Total stockholders’ equity	1,606,433	1,336,018
Total liabilities and stockholders’ equity	$9,849,965	$8,684,463

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended December 31, 2018 and 2017
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	Three Months Ended December 31,
	2018			2017
	Average Outstanding Balance	Interest	Yield/ Rate (3)	Average Outstanding Balance	Interest	Yield/ Rate (3)
Interest-earning assets:
Loans (1)	$7,762,950	$106,798	5.46%	$6,378,422	$82,094	5.11%
Taxable securities	591,259	3,763	2.53	567,394	2,623	1.83
Nontaxable securities	164,687	1,105	2.66	195,526	1,220	2.48
Interest-bearing deposits and other	173,999	1,139	2.60	379,251	1,483	1.55
Total interest-earning assets	8,692,895	$112,805	5.15	7,520,593	$87,420	4.61
Noninterest-earning assets	1,333,256			1,182,004
Total assets	$10,026,151			$8,702,597
Interest-bearing liabilities:
Checking accounts	$2,888,198	$8,039	1.10%	$2,986,348	$4,477	0.59%
Savings accounts	299,670	241	0.32	286,462	113	0.16
Money market accounts	1,297,603	7,305	2.23	587,987	1,717	1.16
Certificates of deposit	1,136,868	5,176	1.81	933,779	2,168	0.92
Total deposits	5,622,339	20,761	1.46	4,794,576	8,475	0.70
FHLB advances	426,630	2,410	2.24	472,359	1,587	1.33
Other borrowings and repurchase agreements	137,278	2,099	6.07	113,694	1,761	6.15
Junior subordinated debentures	27,835	427	6.09	27,637	343	4.92
Total interest-bearing liabilities	6,214,082	25,697	1.64	5,408,266	12,166	0.89
Noninterest-bearing checking accounts	2,194,848			1,950,246
Noninterest-bearing liabilities	34,361			29,130
Stockholders’ equity	1,582,860			1,314,955
Total liabilities and equity	$10,026,151			$8,702,597
Net interest income		$87,108			$75,254
Interest rate spread			3.51%			3.72%
Net interest margin (2)			3.98			3.97
Net interest income and margin (tax equivalent basis) (4)		$87,613	4.00		$76,099	4.01
Average interest earning assets to interest bearing liabilities			139.89			139.06
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) Yield and rates for the three month periods are annualized.
(4) A tax-equivalent adjustment has been computed using a federal income tax rate of 21% and 35% for the three months ended December 31, 2018 and 2017, respectively.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
For The Years Ended December 31, 2018 and 2017
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Years Ended December 31,
	2018			2017
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans (1)	$7,254,635	$384,791	5.30%	$5,871,990	$290,357	4.94%
Taxable securities	603,474	14,007	2.32	481,323	8,229	1.71
Nontaxable securities	177,348	4,580	2.58	157,086	3,877	2.47
Interest-bearing deposits and other	179,411	3,912	2.18	409,976	5,451	1.33
Total interest-earning assets	8,214,868	$407,290	4.96	6,920,375	$307,914	4.45
Noninterest-earning assets	1,264,066			1,046,046
Total assets	$9,478,934			$7,966,421
Interest-bearing liabilities:
Checking accounts	$2,943,519	$26,593	0.90%	$2,630,477	$13,305	0.51%
Savings accounts	290,325	703	0.24	263,381	380	0.14
Money market accounts	998,916	19,043	1.91	605,064	6,168	1.02
Certificates of deposit	1,009,644	14,428	1.43	1,002,753	8,665	0.86
Total deposits	5,242,404	60,767	1.16	4,501,675	28,518	0.63
FHLB advances	515,479	10,264	1.99	483,923	5,858	1.21
Other borrowings and repurchase agreements	137,549	8,398	6.11	117,162	6,898	5.89
Junior subordinated debentures	27,761	1,609	5.80	25,252	1,162	4.60
Total interest-bearing liabilities	5,923,193	81,038	1.37	5,128,012	42,436	0.83
Noninterest-bearing checking accounts	2,052,675			1,671,872
Noninterest-bearing liabilities	26,378			26,964
Stockholders’ equity	1,476,688			1,139,573
Total liabilities and equity	$9,478,934			$7,966,421
Net interest income		$326,252			$265,478
Interest rate spread			3.59%			3.62%
Net interest margin (2)			3.97			3.84
Net interest income and margin (tax equivalent basis) (3)		$328,090	3.99		$268,235	3.88
Average interest earning assets to interest bearing liabilities			138.69			134.95
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21% and 35% for the years ended December 31, 2018 and 2017, respectively.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of December 31, 2018 and 2017
(Dollars in thousands)
(Unaudited)

Totals loans by category
	December 31, 2018		December 31, 2017
	Amount	% of Total	Amount	% of Total
Commercial (1)	$1,361,104	17.2%	$1,059,984	16.3%
Real estate:
Commercial real estate	4,141,356	52.3	3,369,892	51.7
Commercial construction, land and land development	905,421	11.4	744,868	11.5
Residential real estate (2)	1,082,248	13.7	931,495	14.3
Single-family interim construction	331,748	4.2	289,680	4.4
Agricultural	66,638	0.8	82,583	1.3
Consumer	31,759	0.4	34,639	0.5
Other	253	—	304	—
Total loans	7,920,527	100.0%	6,513,445	100.0%
Deferred loan fees	(3,303)		(2,568)
Allowance for loan losses	(44,802)		(39,402)
Total loans, net	$7,872,422		$6,471,475
(1) Includes mortgage warehouse purchase loans of $170,290 and $164,694 at December 31, 2018 and 2017, respectively.
(2) Includes loans held for sale at December 31, 2018 and 2017 of $32,727 and $39,202, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018 and December 31, 2017
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$87,108	$86,268	$78,909	$73,967	$75,254
Income recognized on acquired loans		(967)	(1,051)	(954)	(739)	(2,463)
Adjusted Net Interest Income	(b)	86,141	85,217	77,955	73,228	72,791
Provision Expense - Reported	(c)	2,910	1,525	2,730	2,695	1,897
Noninterest Income - Reported	(d)	9,887	12,749	10,133	9,455	13,579
Loss on sale of branch		—	—	—	—	(3,044)
Gain on sale of OREO and repossessed assets		(56)	(95)	(58)	(60)	(876)
Loss (gain) on sale of securities		232	115	10	224	(72)
(Gain) loss on sale of premises and equipment		—	(220)	89	8	6
Recoveries on loans charged off prior to acquisition		(109)	(230)	(336)	(287)	(65)
Adjusted Noninterest Income	(e)	9,954	12,319	9,838	9,340	9,528
Noninterest Expense - Reported	(f)	51,848	52,655	49,158	44,958	49,553
OREO impairment		—	—	—	(85)	(375)
IPO related stock grants		—	—	(11)	(125)	(128)
Acquisition expense (4)		(1,094)	(2,594)	(4,296)	(974)	(6,509)
Adjusted Noninterest Expense	(g)	50,754	50,061	44,851	43,774	42,541
Adjusted Net Income (1)	(b) - (c) + (e) - (g)	$34,120	$36,593	$32,239	$29,231	$25,313

ADJUSTED PROFITABILITY
Adjusted Return on Average Assets (2)		1.35%	1.45%	1.41%	1.37%	1.15%
Adjusted Return on Average Equity (2)		8.55%	9.34%	9.12%	8.80%	7.64%
Adjusted Return on Tangible Equity (2)		16.60%	18.47%	17.94%	17.34%	15.46%
Total Average Assets		$10,026,151	$10,028,224	$9,164,915	$8,675,596	$8,702,597
Total Average Stockholders' Equity		$1,582,860	$1,554,502	$1,418,536	$1,347,401	$1,314,955
Total Average Tangible Stockholders' Equity (3)		$815,533	$786,126	$720,653	$683,525	$649,541

EFFICIENCY RATIO
Amortization of core deposit intangibles	(h)	$1,496	$1,519	$1,393	$1,331	$1,328
Reported Efficiency Ratio	(f - h) / (a + d)	51.91%	51.64%	53.64%	52.30%	54.29%
Adjusted Efficiency Ratio	(g - h) / (b + e)	51.26%	49.77%	49.50%	51.40%	50.06%
(1) Assumes an effective tax rate of 19.6%, 20.4%, 19.8%, 19.0% and 33.2% for the quarters ended December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018 and December 31, 2017, respectively. The quarter ended December 31, 2017 excludes $5,528 thousand charge to remeasure deferred taxes as a result of the enactment of the TCJA and $259 thousand of nondeductible tax expense.
(2) Calculated using adjusted net income.
(3) Excludes average balance of goodwill and net core deposit intangibles.
(4) Acquisition expenses include $608 thousand, $912 thousand, $852 thousand, $429 thousand and $1,858 thousand, of compensation and bonus expenses in addition to $486 thousand, $1,682 thousand, $3,444 thousand, $545 thousand and $4,651 thousand of merger-related expenses for the quarters ended December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018 and December 31, 2017, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of December 31, 2018 and 2017
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Asset Ratio
	December 31,
	2018	2017
Tangible Common Equity
Total common stockholders' equity	$1,606,433	$1,336,018
Adjustments:
Goodwill	(721,797)	(621,458)
Core deposit intangibles, net	(45,042)	(43,244)
Tangible common equity	$839,594	$671,316

Tangible Assets
Total assets	$9,849,965	$8,684,463
Adjustments:
Goodwill	(721,797)	(621,458)
Core deposit intangibles	(45,042)	(43,244)
Tangible assets	$9,083,126	$8,019,761
Common shares outstanding	30,600,582	28,254,893
Tangible common equity to tangible assets	9.24%	8.37%
Book value per common share	$52.50	$47.28
Tangible book value per common share	27.44	23.76